EXHIBIT 7

February 24, 2000


Morgan Stanley & Co. Incorporated
Jefferies & Company, Inc.
Morgan Keegan & Company, Inc.
c/o Morgan Stanley & Co. Incorporated
1585 Broadway
New York, NY  10036

Morgan Stanley & Co. International Limited
Jefferies International Limited
Morgan Keegan & Company, Inc.
c/o Morgan Stanley & Co. International Limited
25 Cabot Square
Canary Wharf
London E14 4QA
England

Dear Sirs and Mesdames:

The undersigned understands that Morgan Stanley & Co. Incorporated ("Morgan Stanley"), Morgan Stanley & Co. International Limited ("MSIL"), Jefferies & Company, Inc., Jefferies International Limited, and Morgan Keegan & Company, Inc. propose to enter into an Underwriting Agreement (the "Underwriting Agreement") with MasTec, Inc., a Florida corporation (the "Company"), and a certain selling shareholder named therein (the "Selling Shareholder") providing for the public offering (the "Public Offering") by the several Underwriters, including Morgan Stanley and MSIL (the "Underwriters") of 2,500,000 shares (the "Shares") of the common stock, $.10 par value, of the Company (the "Common Stock").

To induce the Underwriters that may participate in the Public Offering to continue their efforts in connection with the Public Offering, the undersigned hereby agrees that, without the prior written consent of Morgan Stanley on behalf of the Underwriters, the undersigned will not, during the period commencing on the date hereof and ending 90 days after the date of the final prospectus relating to the Public Offering (the "Prospectus"), (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The foregoing sentence


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shall not apply to (a) the sale of any Shares to the Underwriters pursuant to the Underwriting Agreement, (b) the issuance of common stock by the Company upon the exercise of an option or warrant or the conversion of a security outstanding on the date of the Prospectus, of which the underwriters have been advised in writing, (c) any private placement of shares of common stock to a strategic investor who agrees to be bound by the terms of this agreement, (d) the issuance of shares of common stock by the Company as consideration for the purchase by it of any business or asset, (e) transactions relating to shares of Common Stock or other securities acquired in open market transactions after the completion of the Public Offering, (f) transactions relating to shares of Common Stock that do not result in a change in the beneficial owner of such shares or (g) any shares of Common Stock currently pledged to Ocean Bank unless such shares are released from the pledge and are returned to the pledgor, in which case the shares will become subject to this letter. In addition, the undersigned agrees that, without the prior written consent of Morgan Stanley on behalf of the Underwriters, the undersigned will not, during the period commencing on the date hereof and ending 90 days after the date of the Prospectus, make any demand for or exercise any right with respect to, the registration of any shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock.

Whether or not the Public Offering actually occurs depends on a number of factors, including market conditions. Any Public Offering will only be made pursuant to an Underwriting Agreement, the terms of which are subject to negotiation between the Company, the Selling Shareholder and the Underwriters.

Very truly yours,

                                     JORGE L. MAS CANOSA HOLDINGS I
                                     LIMITED PARTNERSHIP,
                                     a Texas limited partnership


                                           By: Its Sole General Partner,
                                           JORGE L. MAS CANOSA
                                           HOLDINGS CORPORATION,
                                           a Texas corporation

                                     By:   /S/ JORGE MAS
                                        ---------------------------------------
                                           Jorge Mas, President